UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC  20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) July 12, 2013

MIDWEST ENERGY EMISSIONS CORP.
(Exact name of registrant as specified in its charter)

Commission file number 000-33067

Delaware	87-0398271
(State or other jurisdiction of incorporation)	(I.R.S. Employer Identification No.)

500 West Wilson Bridge Road, Suite 140 Worthington, Ohio	43085
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code:  (614) 505-6115

Not applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.02 Unregistered Sales of Equity Securities.

On July 12, 2013, Midwest Energy Emissions Corp. (the “Company”), upon conversion of a promissory note (described below), issued 506,920 shares of common stock and 126,730 warrants to purchase common shares to Richard MacPherson, a member of the Company’s Board of Directors, pursuant to a Notice of Conversion received by the Company from Mr. MacPherson to convert a promissory note held by Mr. MacPherson with a principal balance of $252,199 and accrued interest of $1,261 into 506,920 Units of the Company, with each Unit consisting of one share of common stock of the Company and one warrant to purchase 0.25 additional shares of common stock at $0.75 per share. Also on July 12, 2013, the Company, also upon conversion of a promissory note, issued 1,234,164 shares of common stock and 308,541 warrants to purchase common shares to 3253517 Nova Scotia Limited, of which Mr. MacPherson is the sole member (“Nova Scotia Company”), pursuant to a Notice of Conversion received from Nova Scotia Company to convert a promissory note held by Nova Scotia Company with a principal balance of $614,012 and accrued interest of $3,070 into 1,234,164 Units of the Company (“Units”), with each Unit consisting of one share of common stock of the Company and one warrant to purchase 0.25 additional shares of common stock at $0.75 per share.

As disclosed in the Company’s Form 8-K filed with the Securities and Exchange Commission on July 3, 2013, on June 27, 2013 the Company entered into a Conversion Agreement with Mr. MacPherson and Nova Scotia Company.  Pursuant to the Conversion Agreement the Company converted on a dollar for dollar basis advances payable from Mr. MacPherson, into 12% Convertible Promissory Notes (the “Notes”).  Immediately prior to this conversion, Mr. MacPherson assigned and transferred $614,012.00 of his interest in the principal owing on certain advances payable to Nova Scotia Company (the “Nova Scotia Debt”), leaving a balance of the principal due and owing to Mr. MacPherson of $337,022.35 (the “MacPherson Debt”).  Under the Conversion Agreement the Nova Scotia Company converted the Nova Scotia Debt into $614,012.00 of Notes of the Company and Mr. MacPherson converted $252,199.00 of the MacPherson Debt into $252,199.00 of the Notes of the Company, which shall be due and payable on the third anniversary of the date of issue, were convertible into Units of the Company at a conversion price of $0.50 per Unit with each Unit consisting of one share of common stock of the Company and one warrant to purchase 0.25 additional shares of Common Stock at $0.75 per share.  The terms conversion of the MacPherson Debt and the Nova Scotia Debt was approved by the non-interested directors of the Board of Directors and were identical to the terms of the Company’s then current $1 million private placement of 12% Convertible Notes.

The issuance of the Units and the securities contained therein upon conversion of the Notes were exempt from the registration requirements of the Securities Act of 1933, as amended, by virtue of Section 4(2) thereof, as transactions by an issuer not involving a public offering.  Mr. MacPherson and Nova Scotia Company in connection with the execution of their respective Conversion Agreements each executed a customary subscription agreement that included representations of his or its intention to acquire the securities for investment only and not with a view to or for sale in connection with any distribution thereof.  They further represented and warranted, among other customary private placement representations, that he or it was accredited investors within the meaning of Regulation D, that he or it had the knowledge and experience in financial and business matters necessary to evaluate the merits and risks of an investment in the securities and had the ability to bear the economic risks of the investment, and that he or it had adequate access to information about the Company.  The Company common stock and warrants issued upon conversion will contain a customary restricted securities legend.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Midwest Energy Emissions Corp.

Date: July 15, 2013	By:	/s/ Richard H Gross
Richard H. Gross
Chief Financial Officer

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